Exhibit 21.1

AG Mortgage Investment Trust, Inc. Significant Subsidiaries

	Subsidiary	State of Incorporation
1.	AG MIT, LLC	Delaware
2.	AG MIT CMO, LLC	Delaware
3.	AG MIT ARC, LLC	Delaware
4.	AG MIT RES LLC	Delaware
5.	AG MIT EC LLC	Delaware
6.	AG MIT CMO EC LLC	Delaware
7.	AG MITT RPL TRS LLC	Delaware
8.	AG MIT International LLC	Anguilla
9.	MIT K, LLC	Delaware
10.	AG MIT CREL II, LLC	Delaware
11.	Mortgage Acquisition Holding I LLC	Delaware
12.	Mortgage Acquisition Trust I LLC	Delaware
13.	AG ARC LLC	Delaware